Exhibit 99.4

CONTACT

Gregory F. Hughes
Chief Financial Officer
(212) 594-2700
Or
Andrew Mathias
Chief Investment Officer
(212) 594-2700

SL Green Realty Corp. Invests in 800 Third Avenue

New York, NY — (December 4, 2006) - SL Green Realty Corp. (NYSE:SLG) today announced that it has invested in 800 Third Avenue. The investment values the midtown Manhattan office property at $285 million, or $517 per square foot.  SL Green will control a minority interest in the property in a joint venture with existing owners Joseph P. Day Realty Corp. (“JP Day”) and the Estate of Norman Levy.

SL Green invested in the property through the origination of a loan secured by up to 47% of the interests in the property’s ownership, with an option to convert the loan to an equity interest.  Certain existing members have the right to re-acquire approximately 4% of the property’s equity.

SL Green’s initial investment is approximately $102.4 million.

800 Third Avenue is a 40-story Class A office building located in the Grand Central submarket that is currently 93% occupied. The property occupies the entire blockfront on Third Avenue between 49th and 50th Streets. A substantial capital improvement program, including a complete renovation of the building’s lobby, was recently completed by JP Day, which will continue to operate and lease the property in partnership with SL Green.  SL Green will serve as a co-manage of the joint venture with JP Day.

The privately negotiated transaction was consummated on the heels of SL Green’s repositioning of Grand Central Square, 485 Lexington and 750 Third Avenue, and increases SL Green’s ownership in the Grand Central submarket to eighteen buildings comprising ten million square feet.

Andrew Mathias, Chief Investment Officer of SL Green said, “We are pleased to complete this privately negotiated transaction and further strengthen our presence in the Grand Central office market.  We believe our investment in this trophy property offers strong   long-term value creation opportunities.”

Marc Holliday, SL Green President & Chief Executive Officer commented, “Strategic investments in value-creation opportunities continue to be the hallmark of SL Green’s success on behalf of its shareholders.  We often work with other top-tier investors in joint ventures to achieve that success.  We look forward to partnering with Larry Wohl and his team at JP Day, a talented operator in Manhattan whom we respect enormously.”

About SL Green Realty Corp.
SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of September 30, 2006 the Company owned 27 office properties totaling approximately 18.4 million rentable square feet. SL Green’s retail ownership totals approximately 300,000 square feet at eight properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information
This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

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